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                                             As filed pursuant to Rule 424(b)(3)
                                             under the Securities Act of 1933
                                             Registration No. 333-76429


                             PROSPECTUS SUPPLEMENT


                               OFFER TO EXCHANGE
                    11 3/8% SERIES B SECURED NOTES DUE 2006
                                FOR ANY AND ALL
               OUTSTANDING 11 3/8% SENIOR SECURED NOTES DUE 2006
                        OF THE SPORTS CLUB COMPANY, INC.
             ($100,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)


     This Prospectus Supplement supplements the Prospectus dated April 29, 1999 relating to the offer (the "Exchange Offer") by The Sports Club Company, Inc. to exchange its 11 3/8% Series B Secured Notes due 2006 for any and all outstanding 11 3/8% Senior Secured Notes due 2006.

     Our Board of Directors has appointed John M. Gibbons, currently President of the Company, to be Chief Executive Officer, effective at our 1999 annual meeting of stockholders scheduled to be held on July 21, 1999. He will succeed founder and current Chief Executive Officer D. Michael Talla. Mr. Talla is our largest individual stockholder and will continue to be involved with us on a full-time basis as Chairman of the Board of Directors.

     We have extended the expiration date of the Exchange Offer to June 11, 1999.

     Additional copies of the Prospectus may be obtained by calling our Investor Relations Department at (310) 479-5200, or by calling the Trustee for the Notes, U.S. Bank Trust National Association, at (800) 934-6802.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES OR DETERMINED THAT THE PROSPECTUS, AS SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT, IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus Supplement is June 7, 1999